Exhibit 99.3

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT is made as of December 20, 2022 (this “Agreement”), by and among (a) Mr. Jian Tang (the “Chairman”), (b) Igomax Inc., a British Virgin Islands company wholly owned by the Chairman (“Igomax”), (c) Mr. Wing Hong Sammy Hsieh (the “Co-Founder”, together with the Chairman, the “Founders”), (d) Bubinga Holdings Limited, a British Virgin Islands company wholly owned by the Co-Founder (“Bubinga”, together with the Chairman, Igomax and the Co-Founder, the “Founder Parties”), (e) Rise Chain Investment Limited, a British Virgin Islands company wholly owned by Mr. Huang Jianjun (the “Sponsor”), and (f) Mr. Huang Jianjun (“Huang”, together with the Sponsor, the “Sponsor Parties”). Each of the Founder Parties and the Sponsor Parties is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 10.1 (Definitions) hereof.

WHEREAS, the Parties propose to form a consortium to undertake an acquisition and related transactions (the “Transaction”) with respect to iClick Interactive Asia Group Limited, a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (NASDAQ: ICLK) (the “Target”), and its subsidiaries (the Target and its subsidiaries, including any entities directly or indirectly Controlled by the Target through contractual arrangements, being the “Target Group”), pursuant to which the Target would be delisted from the NASDAQ Global Market and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, in connection with the Transaction, (a) the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands and to cause Holdco to form a direct or indirect, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and (b) at the closing of the Transaction (the “Closing”), the Parties intend that Merger Sub will be merged with and into the Target, with the Target being the surviving company and becoming a direct or indirect, wholly-owned subsidiary of Holdco (the “Surviving Company”);

WHEREAS, on or about the date hereof, the Parties will submit a joint, non-binding proposal, a copy of which is attached hereto as Schedule A (the “Proposal”), to the board of directors of Target (the “Target Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target Group, including conducting due diligence of the Target Group and its business, (b) discussions regarding the Proposal and the Transaction with the Target, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (the “Definitive Documents”) (in which negotiation the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target Board (the “Special Committee”)), including an agreement and plan of merger among Holdco, Merger Sub and the Target in form and substance to be agreed by the Founder Parties and the Sponsor Parties (the “Merger Agreement”), which shall be subject to the approval of the shareholders of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Proposal; Holdco Ownership

1.1	Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement.

1.2	Proposal. On or about the date hereof, the Founder Parties and the Sponsor Parties shall agree to the final form of the Proposal and submit the Proposal to the Target Board. Thereafter, the Founder Parties and the Sponsor Parties shall collectively: (a) undertake due diligence with respect to the Target Group and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of Definitive Documents, including, without limitation, (i) the Merger Agreement and (ii) the terms of agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties after the Closing, including a shareholders agreement or other definitive agreements containing customary terms for similar transactions of this type. Each Party shall keep the other Parties updated on the progress of the negotiation with the Target and obtain the consent of the Founder Parties and the Sponsor Parties before agreeing to any material terms and conditions of the Transaction.

1.3	Holdco Ownership and Arrangements.

(a)	Prior to the execution of the Merger Agreement, the Parties shall incorporate Holdco and shall cause Holdco to incorporate Merger Sub and negotiate in good faith to agree upon the terms of the Definitive Documents and the memorandum and articles of association of each of Holdco and Merger Sub. The Parties agree that the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company at the Closing.

(b)	In connection with the Transaction and subject to the signing of, and the satisfaction or waiver of the conditions set forth in, the Merger Agreement and the other Definitive Documents, each Party shall at the Closing contribute, or cause to be contributed, to Holdco all of the Target Ordinary Shares and other Securities of the Target held by such Party or its Affiliates prior to the Closing.

(c)	Each Party’s ownership percentage in Holdco immediately after the consummation of the Transaction shall be set out in the Definitive Documents. The Sponsor Parties hereby jointly and severally commit and agree to (i) subscribe for (or cause to be subscribed for) securities of Holdco on terms and conditions to be reasonably agreed by the Founder Parties and the Sponsor Parties and to pay (or cause to be paid) to Holdco in immediately available funds at or prior to the Closing an aggregate cash subscription price that would be adequate for the Consortium to consummate the Transaction regardless of whether there is any Additional Party admitted to the Consortium in accordance with Section 1.4, (ii) procure debt financing(s) for Holdco or Merger Sub at or prior to Closing on terms and conditions to be reasonably agreed by the Founder Parties and the Sponsor Parties for the Consortium to consummate the Transaction in addition to the commitment in sub-clause (i) above (the “Debt Financing”), (iii) upon Holdco’s request, execute and deliver an equity commitment letter on terms reasonably satisfactory to Holdco and the Founder Parties in a timely manner at or prior to the execution of the Merger Agreement, and (iv) upon Holdco’s request, cause to execute and deliver one or more debt financing commitment letter(s) from one or more debt financier(s) on terms reasonably satisfactory to Holdco and the Founder Parties in a timely manner at or prior to the execution of the Merger Agreement. For the avoidance of doubt, the Parties agree that the obligation of the Parties to actually purchase and pay for any securities of Holdco shall be subject to the signing of, and the satisfaction or waiver of the conditions set forth in, the Merger Agreement and the other Definitive Documents.

1.4	Admission of New Consortium Members. The Founder Parties and the Sponsor Parties may jointly agree to admit one or more additional member(s) to the Consortium as additional party(ies). Any additional party admitted to the Consortium pursuant to this Section 1.4 shall execute and deliver a deed of adherence to this Agreement substantially in the form attached hereto as Schedule D (the “Deed of Adherence”) and upon its execution and delivery of the Deed of Adherence, such additional party shall become an “Additional Party” for purposes of this Agreement.

2.	Information Sharing and Roles; Advisors; Approvals

2.1	Information Sharing and Roles. Each Party shall cooperate in good faith with the other Parties in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other reasonable requirements under any arrangements or obligations of Holdco, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent reasonably requested by another Party, (c) executing and complying with any confidentiality agreements reasonably required by the Target, and (d) consulting with the other Parties and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target Group, any issuance of which shall be subject to Section 6.1. Unless the Founder Parties and the Sponsor Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act) regarding the Target Group. Notwithstanding the foregoing, (x) no Party shall be required to make available to the other Parties any of its internal materials or analysis or any information which it considers commercially sensitive; and (y) the obligations of the Parties under this Section 2.1 shall be subject to (i) any limitations or other requirements that may be imposed by the Special Committee, (ii) the terms and conditions set forth in the Merger Agreement or any confidentiality agreements entered into in connection with the Transaction, and (iii) (with respect to the Founder Parties) their fiduciary duties and other obligations to the Target under applicable laws.

2.2	Appointment of Advisors.

(a)	The Founder Parties and the Sponsor Parties shall collectively engage (including the scope and engagement terms) all joint Advisors to the Consortium in connection with the Transaction. It is understood that any counsel engaged by any Party in accordance with Section 2.2(b) below may also act as counsel to the Consortium in connection with the Transaction, subject to the prior consent of the Founder Parties and the Sponsor Parties (including the scope and engagement terms).

(b)	Other than as provided in Section 2.2(a), if a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction, such Party may retain its own Advisors. Each Party that engages its own Advisors shall (i) provide prior notice to the other Parties of such engagement, and (ii) be solely responsible for the fees and expenses of such separate Advisors unless otherwise expressly provided herein. The Parties hereby acknowledge and agree that (x) Ropes & Gray LLP has been engaged by the Founder Parties as their international counsel in connection with the Proposal and the Transaction, and (y) Prospera Law LLP has been engaged by the Sponsor Parties as their international counsel in connection with the Proposal and the Transaction, in each case, as their own Advisors.

2.3	Approvals. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the other Parties to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

3.	Transaction Costs

3.1	Expenses and Fee Sharing.

(a)	Upon the consummation of the Transaction, the Parties shall procure the Surviving Company to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction and the Debt Financing, including, without limitation, the reasonable fees and expenses of any Advisors retained by the Parties (including any fees and expenses of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b)).

(b)	If the Transaction is not consummated (and Section 3.1(c) below does not apply), the Parties agree to share, ratably based on each Party’s Respective Proportion, the costs and expenses in connection with the Transaction and the Debt Financing incurred prior to or as a result of the termination of the Transaction, including any reverse termination fee (if any) payable by Holdco or Merger Sub to the Target pursuant to the Merger Agreement and any reasonable fees and expenses payable to (i) Advisors retained by the Parties (other than any fees and expenses of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b), which shall be borne by the Party who engaged such Advisor, unless and only to the extent such appointment and expenses are agreed to in advance by the Founder Parties and the Sponsor Parties) (with respect to a Party, the portion of the costs and expenses in connection with the Transaction and the Debt Financing allocated to such Party in accordance with the foregoing, such Party’s “Pro Rata Expenses”).

(c)	If the Transaction is not consummated due to the breach of this Agreement by one or more Parties, then such breaching Parties shall reimburse any non-breaching Party for all reasonable out-of-pocket costs and expenses, including any fees and expenses of any Advisors retained by the Parties (including the fees and expenses of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b)) incurred by such non-breaching Party in connection with the Transaction and the Debt Financing, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d)	The Parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement (to the extent applicable), to be allocated based on each Party’s Respective Proportion, net of the fees and expenses incurred in connection with the Transaction and the Debt Financing, including, without limitation, any reasonable fees and expenses of any Advisors retained by the Parties (other than any fees and expenses of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b), which shall be borne by the Party who engaged such Advisor, unless and only to the extent such appointment and expenses are agreed to in advance by the Founder Parties and the Sponsor Parties).

4.	Exclusivity

4.1	Exclusivity Period. During the Exclusivity Period, each Party shall:

(a)	and shall cause its Representatives (other than advisors and potential sources of equity or debt financing) to, work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target Group and its business, (ii) prepare, negotiate and finalize the Definitive Documents, including the Merger Agreement, and (iii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)	not, directly or indirectly, either alone or with or through any Representatives authorized to act on such Party’s behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any agreement, arrangement or understanding regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) acquire or dispose of any Securities (other than acquiring Securities pursuant to the share incentive plans of the Target), or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the other Definitive Documents, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that could reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding with any other person regarding the matters described in Sections 4.1(b)(i) to 4.1(b)(vi);

(c)	immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by such Party or any of its Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d)	promptly notify the other Parties if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and promptly provide the other Parties with copies of any written communication.

4.2	Notwithstanding anything contained in this Section 4 to the contrary, to the extent the Target Board specifically requests that a Founder (the “Relevant Founder”) cooperates in respect of any Competing Proposals by providing information with respect to the Target Group, and the Relevant Founder determines (solely in his capacity as a director or officer of the Target, and not in his capacity as a shareholder) that, based on the written advice of a reputable Cayman Islands counsel to the Company, the Consortium or the Relevant Founder, he is obligated in such capacity to provide such cooperation in order to comply with his fiduciary duties under Cayman Islands law, the Relevant Founder may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity. Notwithstanding anything contained in Section 4.1(b)(v) to the contrary, any Founder Party may make a Transfer of Securities to its or his Affiliates, lineal descendants or antecedents or the estates of or trusts for the benefit of such Founder Party or its or his Affiliates or lineal descendants or antecedents; provided, that in all cases, any such Transfer shall not relieve the transferor of its or his obligations hereunder with respect to the transferred Securities.

5.	Termination

5.1	Failure to Agree. If the Parties are unable to agree either (a) as between the Sponsor Parties, on the one hand, and the Founder Parties, on the other hand, upon the material terms of the Definitive Documents, or (b) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then subject to Section 5.3(a), (i) a Party may cease its participation in the Transaction by delivery of a written notice to the other Parties; and (ii) this Agreement shall terminate with respect to such withdrawing party.

5.2	Other Termination Events. Subject to Section 5.3(a), this Agreement shall terminate with respect to all Parties upon the earlier to occur of (a) a written agreement among the Parties to terminate this Agreement, (b) the termination of the Merger Agreement in accordance with the terms thereof, and (c) the Closing.

5.3	Effect of Termination.

(a)	Upon termination of this Agreement pursuant to Section 5.1 or Section 5.2, Article 3 (Transaction Costs), Article 5 (Termination), Article 6 (Announcements and Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind the withdrawing party (in the case of termination pursuant to Section 5.1) or the Parties (in the case of termination pursuant to Section 5.2), and each of such Parties shall be liable under Article 3 for its Pro Rata Expenses incurred prior to the termination of this Agreement, unless the Transaction is not completed due to the breach of this Agreement by such Party prior to the termination, in which case Section 3.1(c) shall apply.

(b)	Other than as set forth in Section (a) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

6.	Announcements and Confidentiality

6.1	Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the other Parties and they have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Subject to the preceding sentence, any announcement to be made by the Parties, Holdco or their respective Affiliates in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

6.2	Confidentiality.

(a)	Except as permitted under Section 6.3, each Party shall not, and shall direct its Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not, and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)	Subject to Section 6.2(c), the Recipient shall safeguard, and return to the Discloser or destroy (at the option of the Recipient), on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information.

(c)	Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy, or is electronic data stored on the back-up tapes of the such Party’s hardware.

(d)	Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 5.1 or Section 5.2, unless otherwise agreed in writing.

6.3	Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital), but only if such Representatives have agreed with such Party to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable law or rules of professional conduct to keep such information confidential; or (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable and permitted by law.

7.	Notices

7.1	Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto or (with respect to any Additional Party) any Additional Party’s signature page to the Deed of Adherence, or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.	Representations and Warranties

8.1	Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application and general principles of equity; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets (save for those necessary to consummate the Debt Financing in connection with the Transaction); and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

8.2	Target Ordinary Shares.

(a)	As of the date of this Agreement, (i) the Founder Parties hold (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule B hereto, and (B) the other Securities of Target set forth under the heading “Other Securities” next to their names on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; and (ii) none of the Founder Parties owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule B hereto. For purposes of this Section 8.2(a)(ii), “owns” means a Founder Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(b)	As of the date of this Agreement, (i) the Sponsor Parties hold (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Schedule C hereto, and (B) the other Securities of Target set forth under the heading “Other Securities” next to its name on Schedule C hereto, in each case free and clear of any encumbrances or restrictions; and (ii) the Sponsor Parties do not own, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule C hereto. For purposes of this Section 8.2(b)(ii), “owns” means a Sponsor Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

8.3	Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1 and 8.2 and have been induced by them to enter into this Agreement.

9.	Miscellaneous

9.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

9.2	Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4	Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5	Language. The official text of this Agreement and any notices given or made hereunder shall be in English.

9.6	Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, that a Sponsor Party may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates, but no such assignment shall relieve such Sponsor Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or by reason of this Agreement or any provision hereof.

9.7	No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

9.8	Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.9	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

9.10	Dispute Resolution.

(a)	Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.10 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English, and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)	Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.10, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong.

9.11	Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone may not be an adequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.12	Limitation on Liability. Unless otherwise specified, the obligations of each Party under this Agreement are several (and not joint or joint and several); provided, that the obligations of the Sponsor Parties under this Agreement shall be joint and several.

9.13	Drafting Presumption. This Agreement shall be construed fairly as to each Party regardless of which party drafted it. Each Party acknowledges and agrees that each of them played a significant and essential role in the preparation, drafting and review of this Agreement.

10.	Definitions and Interpretations

10.1	Definitions. In this Agreement, unless the context requires otherwise:

“Additional Party” has the meaning ascribed to it in Section 1.4.

“ADSs” means the Target’s American depositary shares, with one ADS representing five Class A ordinary shares, par value US$0.001 per share, of the Target.

“Advisors” means the advisors and/or consultants of Holdco, Merger Sub and/or the Parties, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person (the “Subject Person”), (a) in the case of a person other than a natural person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person or any person directly or indirectly Controlled by such Relative. “Affiliates” and “Affiliated” shall be construed accordingly. For the avoidance of doubt, the Target should not be deemed an Affiliate of any Founder Party for the purposes of this Agreement.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong, Cayman Islands and New York, New York, for the transaction of normal banking business.

“Competing Proposal” means a proposal, offer or invitation to a member of the Target Group, any of the Sponsor Parties, any of the Founder Parties or any of their respective Affiliates (other than the Proposal), that involves the direct or indirect acquisition of Target Ordinary Shares, Securities or of equity interests of any of the Target’s material subsidiaries, a sale of all or any significant amount of the assets of the Target Group, a restructuring or recapitalization of the Target Group, or some other transaction, in each case, that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (i) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (ii) is or becomes publicly available other than through a breach of this Agreement by such Party, (iii) is provided to such Party by a third party which is not known by such receiving Party to be bound by a duty of confidentiality to the disclosing Party, or (iv) is developed independently by or for the receiving Party without using any Confidential Information, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal, the Merger Agreement and any Definitive Documents.

“Consortium” means the consortium formed by the Parties to undertake the Transaction.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deed of Adherence” has the meaning ascribed to it in Section 1.4.

“Exclusivity Period” means the period beginning on the date hereof and ending on the date that is six (6) months after the date hereof.

“Relative” of a natural person means the spouse (including cohabitant) of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

“Representative” of a Party means such Party’s Affiliates, and such Party’s and such Affiliates’ employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Respective Proportion” means, (a) with respect to the Sponsor Parties, 50%, and (b) with respect to the Founder Parties, 50%, which will be further equally allocated between Mr. Tang and Igomax on the one hand and Mr. Hsieh and Bubinga on the other hand, or any other proportion mutually agreed by the Parties in the Definitive Documents.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target, including the ADSs.

“Target Ordinary Shares” means, collectively, the Class A ordinary shares, par value US$0.001 per share, and the Class B ordinary shares, par value US$0.001 per share, issued by the Target, including such shares represented by the ADSs.

10.2	Headings. Section, article and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

FOUNDER PARTIES:

JIAN TANG

/s/ Jian Tang

IGOMAX INC.

By:	/s/ Jian Tang
Name:	Jian Tang
Title:

Address:	7/F, Block B, HueTeng Century Park Headquarters, Gaobeidian, Chaoyang District, Beijing, China
Email:	Jian.tang@i-click.com

[Signature Page to Consortium Agreement]

WING HONG SAMMY HSIEH

/s/ Wing Hong Sammy Hsieh

BUBINGA HOLDINGS LIMITED

By:	/s/ Wing Hong Sammy Hsieh
Name:	Wing Hong Sammy Hsieh
Title:

Address:	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China
Email:	sammy.hsieh@i-click.com

[Signature Page to Consortium Agreement]

THE SPONSOR PARIES:

HUANG JIANJUN

/s/ Huang Jianjun

RISE CHAIN INVESTMENT LIMITED

By:	/s/ Huang Jianjun
Name:	Mr. Huang Jianjun
Title:	Director

Address:	c/o Jinyang International Consulting Limited, Room 605, 6/F, Fa Yuen Commercial Building, 75-77 Fa Yuan Street, Mongkok, Kowloon, Hong Kong
Email:	admin@risechainltd.com

[Signature Page to Consortium Agreement]

SCHEDULE A

THE PROPOSAL

[Schedule A]

SCHEDULE B

SHARE OWNERSHIP SCHEDULE OF THE FOUNDER PARTIES

Name	Shares Held of Record	Other Securities

Igomax Inc. (wholly owned by Jian Tang)	2,102,263 Class B ordinary shares and 396,294 Class A ordinary shares	None

Jian Tang	None	None

Bubinga Holdings Limited (wholly owned by Wing Hong Sammy Hsieh)	2,282,815 Class B ordinary shares	None

Wing Hong Sammy Hsieh	241,294 Class A ordinary shares	None

[Schedule B]

SCHEDULE C

SHARE OWNERSHIP SCHEDULE OF THE SPONSOR PARTIES

Name	Shares Held of Record	Other Securities

Marine Central Limited

(Jianjun Huang is the majority shareholder and the sole director of Marine Central Limited, who possesses power to direct the voting and disposition of the shares beneficially owned by Marine Central Limited)

	2,564,103 Class A ordinary shares	None

Huang Jianjun	None	None

[Schedule C]

SCHEDULE D

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is entered into on [●]

BY:

[Additional Party], a [●] organized and existing under the laws of [●] with its registered address at [●] (the “Additional Party”).

RECITALS:

(A) On [●], 2022, the parties listed on Annex A to this Deed (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake the Transaction (as defined in the Consortium Agreement).

(B) Additional Parties may be admitted to the Consortium pursuant to [Section 1.4] of the Consortium Agreement.

(C) The Additional Party now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS DEED WITNESSES as follows:

1. Defined Terms and Construction

(a) Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b) This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2. Undertakings

(a) Assumption of obligations

The Additional Party undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a Party, it shall be deemed to include a reference to the Additional Party and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Party as if the Additional Party had been a Party under the Consortium Agreement at the date of execution thereof. The proposed contribution with respect to the Additional Party is set forth in Annex B hereto.

Without limiting the generality of the foregoing, the Additional Party undertakes to share its Pro Rata Expenses and/or reimburse each other Party’s fees and expenses in accordance with Section 3.1 (Expenses and Fee Sharing) of the Consortium Agreement.

3. Representations and Warranties

(a) The Additional Party represents and warrants to each of the other Parties as follows:

(1) Status

It is a [company] duly organized, established and validly existing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

[Schedule D]

(2) Due Authorization

It has full power and authority to execute, deliver and perform this Deed. The execution, delivery and performance of this Deed by the Additional Party has been duly authorized by all necessary action on behalf of the Additional Party and no additional proceedings are necessary to approve this Deed.

(3) Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Party and constitutes the legal, valid and binding obligation of the Additional Party, enforceable against it in accordance with the terms hereof except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application and general principles of equity.

(4) No Conflict.

The Additional Party’s execution, delivery and performance (including the provision and exchange of information) of this Deed will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which the Additional Party is a party or by which the Additional Party is bound, or any office the Additional Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to the Additional Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on the Additional Party to create, any lien, charge or other encumbrance of any nature whatsoever upon the Additional Party’s properties or assets.

(5) No Broker, etc.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Additional Party.

(6) [Ownership

As of the date of this Deed, (i) the Additional Party holds (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Annex C hereto, and (B) the other Securities of Target set forth under the heading “Other Securities” next to its name on Annex C hereto, in each case free and clear of any encumbrances or restrictions; and (ii) the Additional Party does not own, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Annex C hereto. For purposes of this Clause 3(a)(6), “owns” means the Additional Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security. The Additional Party has not taken any action described in Section 4.1 (Exclusivity) of the Consortium Agreement.]

(7) Reliance

The Additional Party acknowledges that the Existing Parties have consented to the admission of the Additional Party to the Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(6) above, and the Existing Parties’ consent was induced by such representations and warranties.

4. Miscellaneous

Section 7 (Notices), Section 9.9 (Governing Law), Section 9.10 (Dispute Resolution) and Section 9.11 (Specific Performance) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

[Schedule D]

IN WITNESS WHEREOF, the Additional Party has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY	)

[ADDITIONAL PARTY]	)

)

)

)

By:	)

Name: [●]	)

Title: [●]	)

in the presence of

Signature:

Name: [●]
Occupation: [●]
Address: [●]

Notice details:

[Schedule D]

Annex A

Existing Parties

Mr. Jian Tang

Igomax Inc.

Mr. Wing Hong Sammy Hsieh

Bubinga Holdings Limited

Mr. Huang Jianjun

Rise Chain Investment Limited

[Annex A]

Annex B

Contribution Amount Committed by the Additional Party

[Annex B]

Annex C

SHARE OWNERSHIP SCHEDULE OF THE ADDITIONAL PARTY

Name	Shares Held of Record	Other Securities

[●]	[●]	[●]

[Annex C]